CERTIFICATE OF INCUMBENCY


     I, Jeff Prusnofsky, Assistant Secretary of The Dreyfus/Laurel Funds, Inc. (the "Fund"), do hereby certify that the following resolution was duly adopted by the Board of Directors of the Fund by written consent dated March 7, 2000, as if adopted by the affirmative vote of the Board of Directors at a duly constituted meeting and that such resolution has not been modified or rescinded and remains in full force and effect on the date hereof, with the exceptions that Joseph Connolly, Vice President and Treasurer, resigned his position as of November 5, 2001 and that James Windels was promoted from Assistant Treasurer to Treasurer on November 15, 2001 (as evidenced below):

               RESOLVED, that the persons listed on Appendix A hereto are hereby elected to the offices set forth opposite their respective names, to serve as officers for the Funds indicated thereon, at the pleasure of the Board:

; and I further certify that the following resolution was duly adopted by the Board of Directors of the Fund by written consent dated November 15, 2001, as if adopted by the affirmative vote of the Board of Directors at a duly constituted meeting and that such resolution has not been modified or rescinded and remains in full force and effect on the date hereof:

               RESOLVED, that the following persons be, and they hereby are, elected to the offices set forth opposite their respective names, to serve at the pleasure of the Board:

               James Windels                       Treasurer
               Kenneth J. Sandgren                 Assistant Treasurer

; and I further certify that the following resolution was duly adopted by the affirmative vote of the Board of Directors of the Fund at a duly constituted meeting of the Board of Directors held on July 25, 2002, and that such resolution has not been modified or rescinded and remains in full force and effect on the date hereof:

               RESOLVED, that William Germenis be, and he hereby is, approved as Fund Anti-Money Laundering Compliance Officer to administer, oversee and enforce day-to-day compliance with the AML Program, to serve at the pleasure of the Board and that the Fund Anti-Money Laundering Compliance Officer be empowered with full responsibility to develop and enforce appropriate policies and procedures.

; and I further certify that the following resolution was duly adopted by the Board of Directors of the Fund by written consent dated November 4, 2002, and that such resolution has not been modified or rescinded and remains in full force and effect on the date hereof:

               RESOLVED, that Stephen R. Byers be, and he hereby is, appointed an Executive Vice President of the Fund, to serve at the pleasure of the Board.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Seal of the Fund on December 12, 2002


                                                 /s/ Jeff Prusnofsky
                                                 ___________________
                                                 Jeff Prusnofsky
                                                 Assistant Secretary

[SEAL]






                                   APPENDIX A

                         THE DREYFUS/LAUREL FUNDS, INC.

                  NAME                                    TITLE

                  Stephen E. Canter              President
                  Mark N. Jacobs                 Vice President
                  Joseph Connolly                Vice President and Treasurer
                  Steven F. Newman               Secretary
                  Michael A. Rosenberg           Assistant Secretary
                  Jeff Prusnofsky                Assistant Secretary
                  Michael Condon                 Assistant Treasurer
                  William McDowell               Assistant Treasurer
                  James Windels                  Assistant Treasurer